EXHIBIT 99.1

             TNX TELEVISION ANNOUNCES $10 MILLION PRIVATE PLACEMENT

PHILADELPHIA,  PA,  April 23,  2004 -- TNX  Television  Holdings,  Inc.  (OTCBB:
TNXT.OB), announced today that it had entered into a definitive agreement with certain institutional and other accredited investors for a private placement of an aggregate of 10,085 shares of 5% Series A convertible preferred stock, convertible into an aggregate of 7,470,357 shares of common stock at a conversion price of $1.35, for gross proceeds of approximately $10,085,000. The Company also agreed to issue to the investors warrants to purchase an aggregate of 3,735,179 shares of common stock. Investors will receive a warrant to purchase one share of common stock for each two shares of common stock issuable upon conversion of the preferred stock.

The preferred stock has a 5% coupon payable in either cash or common stock at the Company's option. In addition, the shares of preferred stock are subject to mandatory conversion if the volume weighted average price of the common stock for each of 30 consecutive trading days is greater than $4.00 per share.

The warrants have an exercise price of $1.75 per share of common stock and have a five year term. In addition, the warrants are callable by the Company at any time commencing one year after the closing, if the volume weighted average price of the common stock for any 30 consecutive trading days following the one year anniversary of issuance is greater than $4.50 per share.

The Company intends to use a portion of the net proceeds from the financing to repay approximately $850,000 of indebtedness to certain of its affiliates. The remainder will be used for general corporate purposes and working capital.

The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The shares of common stock underlying the preferred stock and the shares of common stock underlying the warrants have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The Company has agreed to file within 30 days of closing a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock underlying the preferred stock and the shares of common stock underlying the warrants. For additional information, please refer to the Company's Form 8-K to be filed with the Securities and Exchange Commission with respect to this transaction.

This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

ABOUT TNX TELEVISION HOLDINGS, INC.

TNX Television Holdings, Inc., through its wholly owned subsidiary TNCI UK Ltd., is engaged in the development, installation and operation of in-carriage broadcast systems on commuter railway lines. The Company has developed an integrated solution for railway commuter services that delivers entertainment and information programming to passengers via the operation of an in-carriage broadcast system, or the TNX system. The Company believes that installation of the TNX system offers considerable benefits to train operators beyond the additional revenues they would receive, including the ability to offer a more

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entertaining  passenger  experience  and to provide  enhanced  security  through
closed  circuit   television  and  other  security   technologies  and  enhanced
communication of information to passengers. The Company intends to generate revenues by selling commercial time to advertisers that would be broadcast during the programming similar to conventional television broadcasting. The Company has entered into agreements for installation of its system with two UK train operating companies, Central Trains Limited and South Central Trains. The Company has further seven signed letters of intent with UK train operating companies to carry its television network. TNX has offices in Derby and London, England, as well as Philadelphia, Pennsylvania.

SAFE HARBOR STATEMENT

Certain statements made herein that are not historical are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and may contain forward-looking statements, with words such as "anticipate," "believe," "expect," "future," "may," "will," "should," "plan," "projected," "intend," and similar expressions to identify forward-looking statements. These statements are based on the Company's beliefs and the assumptions it made using information currently available to it. Because these statements reflect the Company's current views concerning future events, these statements involve risks, uncertainties and assumptions. The actual results could differ materially from the results discussed in the forward-looking statements. In any event, undue reliance should not be placed on any forward-looking statements, which apply only as of the date of this press release. Accordingly, reference should be made to the Company's periodic filings with the Securities and Exchange Commission.